Exhibit 10.4

ADDENDUM TO THE INDEFINITE- TERM EMPLOYMENT CONTRACT	AVENANT AU CONTRAT DE TRAVAIL À DURÉE INDÉTERMINÉE
BETWEEN	ENTRE

F-star Therapeutics Inc, having its registered office 245 First Street, Riverview ll, 18th Floor, Cambridge, Massachusetts 02142, U.S.A, registered with the Companies and Commercial Registry of Delaware under no. 52- 2386345

F-star Therapeutics Inc, dont le siège social est situé 245 First Street, Riverview ll, 18th Floor, Cambridge, Massachusetts 02142, U.S.A, enregistrée au Registre du Commerce et des Sociétés du Delaware sous le numéro 52- 2386345

Represented by Eliot Forster In his capacity as CEO, F-star Therapeutics Inc.	Représentée par Eliot Forster En sa qualité de CEO, F-star Therapeutics Inc.
Hereinafter the “Employer”;	Ci-après désignée « l’Employeur » ;
AND	ET
Mr. Louis Kayitalire French citizen Social security number: XXX	Monsieur Louis Kayitalire De nationalité française Numéro de sécurité sociale : XXX
Residing at : Addresses	Demeurant Adresses
Hereinafter the “Employee”;	Ci-après désigné «le Salarié» ;
Hereinafter referred to collectively as the “parties” or individually as the “party.”	Ci-après désignés collectivement « les parties », ou, individuellement, « la partie » ;
PREAMBLE	PREAMBULE:

The Employee has been initially hired by the company F-Star Therapeutics LLC pursuant to the terms of an employment contract dated May 24, 2019 and is performing now his position in the United States for the Employer.

Le Salarié a été embauché initialement par la société F-StarTherapeutics LLC aux termes d’un contrat de travail en date du 24 Mai 2019 et il exerce actuellement sa fonction aux Etats-Unis pour le compte de l’Employeur.

At the request of the Employee, the Parties have agreed that the Employee would carry out his professional activity in France. The Parties therefore agreed to transfer the Employee's

A la demande du Salarié, il a été convenu entre les Parties que le Salarié exercerait son activité professionnelle en France. Les Parties ont donc convenu de transférer le lieu de travail du Salarié en France à compter du 16 juin 2021.

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workplace to France effective from June 16, 2021.

It is within this context that the Employee and the Company have agreed to sign this addendum, in order to describe the terms and conditions for the continuation of the Employee's employment contract in France.

C’est dans ce cadre que le Salarié et la Société ont convenu de signer le présent avenant, afin de décrire les modalités de poursuite du contrat de travail du Salarié en France.
THE PARTIES HAVE AGREED AS FOLLOWS:	IL A ETE CONVENU CE QUI SUIT :
Article 1 – Position	Article 1 – Fonction

The Employee will continue to hold the position of Chief Medical Officer. This position corresponds to the executive (cadre) status, Group XI of the provisions of the currently applicable collective bargaining agreement in France, i.e., the pharmaceutical industry collective bargaining agreement.

Le Salarié continuera d’occuper la fonction de Responsable Direction Médicale. Cette fonction relève du statut cadre, Groupe XI selon les dispositions conventionnelles actuellement applicables en France, à savoir celles de la convention collective de l’industrie pharmaceutique.

The Employee’s duties remain inchanged. Both Parties remind that this position includes all the tasks directly or indirectly necessary to the exercise of this position.	Les attributions du Salarié demeurent inchangées. Les Parties rappellent que sa fonction comprend toutes les tâches qui sont directement ou indirectement nécessaires à l’exercice de cette fonction.
Within the scope of his position, the Employee shall continue to report on his activities to the Chief Executive Officer.	Dans le cadre de sa fonction, le Salarié continuera de rendre compte de son activité au Chief Executive Officer.
Article 2 – Place of work	Article 2 – Lieu de travail
From June 16, 2021, the Employee will perform his job position in France.	A compter du 16 Juin 2021, le Salarié exercera sa fonction en France.

Given the organization of the Employer’s activity in France, the Employee shall perform his duties as from his residence in France located in Paris. The Employee shall inform the company should he moves his residence out of France.

Compte tenu de l’organisation de l’activité de l’Employeur en France, le Salarié exercera sa fonction à partir de son domicile en France situé à Paris. Le Salarié s’engage à informer la société en cas de changement de résidence hors de France.

The Parties expressly agree that the place of performance of the Employee’s function may be changed in France, in accordance with the needs of the Employer, and notably if they adopt another mode of organization.

Les Parties conviennent expressément que le lieu d’exercice de la fonction du Salarié pourra être modifié en France en fonction des besoins de l’Employeur, et notamment si elles adoptent un autre mode d’organisation.

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The Employee may have to travel to any other branch of the company or the Group and in particular in the United States or United Kingdom, in accordance with business needs.

Le Salarié pourra être conduit à effectuer des déplacements ponctuels au sein de tout autre établissement de la Sociéte ou du groupe notamment aux Etats-Unis ou au Royaume-Uni, en fonction des nécessités du service.

Article 3 – Working time	Article 3 – Durée du travail

Given the nature of the duties exercised by the Employee given the current organization of the Employer, as well as his responsibilities, his independence in the organization of his work time, the autonomy that he has in making decisions in his field of competence, and his level of compensation, the Employee is classified in the executive employee category, such as defined in Article L. 3111-2 of the Labor Code.

Compte-tenu de la nature des fonctions exercées par le Salarié dans le cadre de l’organisation actuelle de l’Employeur, ainsi que des responsabilités lui incombant, de son indépendance dans l’organisation de son emploi du temps, de l’autonomie dont il dispose dans la prise de décision relevant de son domaine de compétence, de son niveau de rémunération, le Salarié relève de la catégorie de cadre dirigeant, telle que définie à l’article L 3111-2 du Code du travail.

Therefore, the Employee is fully free and independent in organizing and managing his work schedule with a view to carrying out his tasks and the assignments with which he is entrusted.	Le Salarié dispose donc d’une totale liberté et indépendance dans l’organisation et la gestion de son emploi du temps pour remplir les tâches et missions qui lui sont confiées.
In return, and in order to take into account all of his obligations, the Employee shall receive a gross remuneration as set out in Article 4 below.	En contrepartie, et pour tenir compte de l'ensemble de ses obligations, le Salarié percevra une rémunération brute telle que fixée à l’Article 4 ci-dessous.
This remuneration is flat and independent of the time that the Employee will in fact devote to the performance of his duties.	Cette rémunération est forfaitaire et est indépendante du temps que le Salarié consacrera à l’exercice de ses fonctions.
The Employee is excluded from the legal and regulatory provisions relating to work time.	Le Salarié est exclu des dispositions légales et règlementaires concernant la durée du travail.
Article 4 – Remuneration	Article 4 – Rémunération
The Employee's gross annual salary is set at 382,260 Euros (three hundred and eighty two thousand two hundred and sixty Euros gross) in consideration of the working time defined above.	Le salaire annuel brut du Salarié est fixé à 382 260 Euros (trois cent quatre vingt deux mille deux cent soixante euros bruts) en contrepartie de la durée du travail définie ci-dessus.
This remuneration shall be subject to French social security exclusively.	Cette rémunération sera soumise aux cotisations de sécurité sociale en France exclusivement.

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Article 5 – Bonus	Article 5 – Bonus

In addition to the basic salary described above and in respect of each full fiscal year, the Employee will be eligible to participate in an annual bonus plan maintained by the Company. The Employee’s annual target bonus opportunity shall be equal, to forty percent (40%) of the base salary with the actual amount of bonus, if any, to be determined by the Board of Directors or the Compensation Committee of the Board, in accordance with applicable performance criteria reasonably established by the Board or the CEO.

En complément de la rémunération de base décrite ci-dessus et au titre de chaque exercice fiscal complet, le Salarié aura le droit de participer à un plan de bonus annuel mis en place par la Société. Le bonus annuel cible du Salarié sera égal à quarante pour cent (40%) du salaire de base, le montant réel du bonus, s’il existe, étant déterminé par le Conseil d'administration ou le Comité de rémunération du Conseil d’administration, conformément aux critères de performance applicables raisonnablement établis par le Conseil ou le CEO.

In order to earn an annual bonus for any fiscal year, the Employee must be employed on the date of its payment.	Afin de percevoir un bonus annuel pour une année fiscale, le Salarié devra être toujours salarié à la date de son paiement.

If the Company decides to terminate the employment contract of the Employee, or in case the Company and the Employee agree to the termination of the employment contract in the framework of a mutual termination (“rupture conventionnelle homologuée”) the Employee will be eligible to receive a prorated portion of their Bonus if the conditions for its payment are met.

Si la Société prononce la rupture du contrat de travail du Salarié ou si la Société et le Salarié conviennent de la rupture du contrat de travail du Salarié dans le cadre d’une rupture conventionnelle homologuée, le Salarié sera éligible au versement d’un prorata de bonus si les conditions de son versement sont réunies.

Article 6 – Welfare benefits	Article 6 – Avantages sociaux
The Employee shall be entitled to all the welfare benefits in force within the Employeur for the employees performing their activity in France.	Le Salarié bénéficiera de l’ensemble des avantages sociaux en vigueur au sein de l’Employeur pour les salariés exerçant leur activité en France.
- Complementary retirement scheme _____ - Provident scheme and complementary health insurance __________	- Retraite complémentaire: __________ - Prévoyance et mutuelle : __________
The Employee agrees that the deduction corresponding to the employee's withholding taxes will be made monthly from his gross pay.	Le Salarié accepte que soit prélevée mensuellement sur sa rémunération brute la retenue correspondant à la quote-part salariale des cotisations.
The Employee will be provided with all documents and information relating to these guarantees.	Le Salarié se verra remettre l’ensemble des documents et informations relatives à ces garanties.
Article 7 – Reimbursement of business expenses	Article 7 – Remboursement de frais professionnels
Reasonable business expenses shall be reimbursed to the Employee, upon presentation	Les frais professionnels raisonables seront

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of receipts relating thereto and on the condition that such expenditures are in accordance with the customary practices within the Employer in this respect and have been approved by the latter.

remboursés au Salarié, sur présentation des justificatifs y afférents et à condition que de telles dépenses soient conformes aux usages existants au sein de l’Employeur en la matière et aient été approuvées par celui-ci.

Article 8 – Absence – Inability to work	Article 8 – Absence - Incapacité de travail
The Employee is required to immediately advise the Employer of any absence.	Le Salarié est tenu de prévenir immédiatement l’Employeur de toute absence.

In case of inability to work due to illness and/or accident, the Employee must immediately so advise the employer. The Employee shall also provide the reasons thereof by producing a medical certificate that shall mention the starting point of the inability to work and its presumed duration. The Employer shall receive this certificate within 48 hours after the beginning of the inability to work.

En cas d’incapacité de travail due à une maladie et/ou un accident, le Salarié devra en avertir l’Employeur immédiatement. Le Salarié devra également en fournir les raisons en produisant un certificat médical, qui mentionnera le point de départ de l’incapacité et sa durée présumée. L’Employeur devra recevoir ce certificat dans les 48 heures suivant le début de l’incapacité.

In the event that the inability to work extends beyond the duration originally expected, a new medical certificate must be provided to the Employer within 48 hours after the first day not covered by the original certificate.

Dans le cas où l’incapacité de travail se prolongera au-delà de la période initialement anticipée, un nouveau certificat médical devra être fourni à l’Employeur dans les 48 heures suivant le premier jour non couvert par le certificat initial.

Article 9 – Annual paid vacation	Article 9 – Congés annuels
The Employee will be entitled to a paid leave in accordance to the legal, regulatory and conventional rules applicable in France, i.e. 25 working days/30 workable days per reference period.

Le Salarié aura droit aux jours de congés payés en application des règles légales, règlementaires et conventionnelles applicables en France, soit 25 jours ouvrés/30 jours ouvrable par période de référence

The dates of paid leave will be determined with the prior agreement of the Employer in consideration of the constraints of the activity.	Les dates de congés seront fixées avec l’accord préalable de l’Employeur en considération des contraintes de l’activité.
Paid leave accrued by the Employee in the n-1 year must be taken during the n year.	Tous les congés payés acquis au titre de l’année n- 1 doivent être pris au cours de l’année n.
Article 10 – Exclusivity	Article 10 – Exclusivité

The Employee undertakes to commit all his work time and efforts to the exclusive benefit of the Employer and therefore may not engage in any other professional activity throughout the duration of this contract without the prior written consent of the legal representative of the Employer.

Le Salarié s'engage à consacrer tout son temps de travail et tous ses efforts au profit exclusif de l’Employeur et ne pourra donc exercer aucune autre activité professionnelle pendant la durée du présent contrat, sauf accord préalable écrit du représentant légal de l’Employeur.

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Article 11 – Confidentiality - Discretion	Article 11 – Confidentialité - Discrétion
During his employment, the Employee will have access to and will be entrusted with confidential information and trade secrets relating to the business of the Company.	Dans le cadre de ses missions, le Salarié aura accès à des informations confidentielles ainsi qu’à des secrets commerciaux liés à l’activité de l’entreprise.

This includes but is not limited to information and secrets relating to:

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corporate and marketing strategy, business development and plans, sales reports and research results;
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technical information and know-how relating to the Company's business, which is not available to the public generally, including inventions, designs, programs, techniques, database systems, formulae and ideas;
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business contacts, lists of customers and suppliers and details of contracts with them and information on employees and the terms of their employment;
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budgets, management accounts, trading statements and other financial reports;
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any document named "confidential".

Cela inclut sans que cette liste ne soit limitative, les informations et secrets liés à :

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Stratégie d’entreprise et marketing, développement de l’activité et plans, rapports de ventes et résultats de recherche
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information techniques et savoir-faire lié à l’activité de l’entreprise, non accessible au public, incluant des inventions, des designs, des programmes, des systèmes de données, des formules et des idées
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Contacts d’affaire, liste de clients et fournisseurs, détails des contrats avec ces derniers et information sur les salariés et leurs conditions d’emploi,
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Budgets, comptes de gestion, rapports commerciaux et rapports financiers
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Tout document marqué « confidentiel »

The Employee may not during his employment (otherwise than in the proper performance of his duties and then only to those who need to know such information or secrets) or afterwards (otherwise than with the prior written consent of a Director or as required by law) use or disclose any confidential information or trade secrets concerning the business of the Company or in respect of which the Company may be bound by an obligation of confidence to any third party.

Durant son contrat de travail ainsi qu’après sa rupture, le Salarié ne pourra pas utiliser ou divulguer toute information confidentielle (autrement que pour la réalisation de sa mission et seulement à ceux qui ont besoin de connaître ces informations ou secrets ou alors uniquement avec le consentement écrit préalable d’un supérieur ou si cela est requis par la loi) ou secret commercial concernant l’activité de l’entreprise ou à l’égard de laquelle l’entreprise pourrait être liée par une obligation de confidentialité envers un tiers.

The Employee should also use his best endeavors to prevent the publication or disclosure of such information or secrets. These restrictions will apply after his employment has terminated, unless such information has become available to the public generally, otherwise than through unauthorized disclosure.

Le Salarié devra également faire son possible pour prévenir toute publication ou divulgation de telles informations ou secrets. Ces restrictions s’appliqueront également après la fin de son contrat de travail, excepté si une telle information est devenue accessible au public autrement que par une divulgation non autorisée.

The secrecy obligation does not cover knowledge which is available to the public or the disclosure of which is without disadvantage for the	L’obligation de confidentialité ne couvre pas les informations accessibles au public ou les divulgations qui ne portent pas atteintes à la Société. En cas de doute, le Salarié est obligé

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Company. If in doubt, the Employee is obliged to obtain an instruction from the management whether or not a certain fact must be treated confidentially.	d’obtenir une instruction de la direction sur le fait de considérer certaines informations comme étant confidentielles ou non.
Any breach of the provisions of this article will constitute serious misconduct.	Toute infraction aux dispositions du présent article constitue une faute grave.
Article 12 – Intelectual Property	Article 12 – Proprété intelectuelle

As the Employee’s duties may include, either now or in the future, research, development, design and creation activities, the results of which may or may not be eligible for protection as intellectual property, the Parties agree that the Employee shall assign to the Employer the intellectual property rights and interests related to any non-protectable creations.

Dans la mesure où les attributions du Salarié comportent, peuvent comporter, ou pourront comporter notamment des activités de recherche, développement, conception, création, dont les résultats peuvent être protégés par des droits de propriété de propriété intellectuelle ou non, les Parties conviennent de la cession par le Salarié à l’Employeur des droits de propriété intellectuelle et intérêts liés aux créations non protégeables.

Patentable inventions, works, methods, research, studies, know-how:	Inventions brevetables, travaux, méthodes, recherches, études, savoir-faire, know-how :

By definition, all patentable inventions and works, methods, research, processes, studies and know-how created, designed and developed in the scope of this employment contract shall automatically vest to the Employer pursuant to Article L.611-7 of the French Intellectual Property Code.

Consequently, when an invention is discovered either during the performance of the Employee’s duties or in the scope of the Employer’s (current or future) business, or based on knowledge or the use of techniques or resources specific to the Employer or data issuing from the Employer, the invention shall automatically become its property.

The Employee shall immediately inform the Employer of any invention or discovery whether falling inside or outside the scope of his employment contract.

Insofar as the intellectual property rights are held by the Employer, it is the Employer who shall carry out any necessary formalities for the filing of any patent or other titles.

Par définition, toute invention brevetable et tous les travaux, méthodes, recherches, processus, études, savoir-faire et know-how créés, conçus et développés dans le cadre du présent contrat de travail, sont dévolus automatiquement à l’Employeur conformément à l’article L.611-7 du Code de la propriété intellectuelle.

En conséquence, lorsque l’invention est découverte, soit dans l’exercice des fonctions de l’Employé, soit dans le champ d’activités de l’Employeur (actuel ou futur), soit à partir de connaissances ou de l’utilisation de techniques ou de moyens propres à l’Employeur ou de données émanant de lui, l’invention devient automatiquement sa propriété.

Le Salarié informera immédiatement l’Employeur de toute invention ou découverte, qu’elle intervienne ou non dans le cadre de l’exécution de son contrat de travail.

Les droits de propriété intellectuelle appartenant à l’Employeur, c’est celui-ci qui effectuera les formalités de dépôt de brevet ou de prise de tout autre titre qui s’avèreraient nécessaires.

Unless the Employee objects, and within the limit of the legal registration formalities, the Employee’s name shall appear on the patent application as the inventor. However, such

Sauf si l’Employé s’y oppose, et dans la limite des formalités légales d’enregistrement, son nom figurera sur la demande de brevet, en qualité d’inventeur, sans que celui confère le moindre droit de propriété ou de jouissance sur l’invention

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indication shall not grant him any right of ownership or enjoyment over the corresponding invention and/or patent. Additional remuneration may possibly be granted to the Employee pursuant to the provisions of the applicable Collective Bargaining Agreement and Article L.611-7 of the French Intellectual Property Code.

et/ou le brevet correspondant. Une rémunération supplémentaire pourra éventuellement être accordée à l’Employé, selon les dispositions de la Convention Collective applicable et conformément à l’article L.611-7 du Code de la propriété intellectuelle.

In the event that the Employer requires the Employee’s assistance in order to be eligible for the ownership of a patent, the Employee shall provide such assistance immediately and take all such actions, sign all such documents and generally do everything necessary to ensure compliance with this clause.

Dans tous les cas où, pour pouvoir bénéficier de la propriété d’un brevet, l’Employeur aura besoin de l’assistance de l’Employé, celui-ci la lui apportera sans délai et accomplira toutes démarches, signera tous actes et fera toutes diligences pour que la présente clause soit respectée.

Any inventions made by the Employee outside his work shall remain the Employee’s property, on the express condition they were not made and/or discovered and/or developed during the course of his duties and/or in the Employer’s field of business and/or thanks to the knowledge or use of techniques, resources or data procured by the Employer. In which case, the Employer may claim ownership or enjoyment of the invention but shall be required to pay a fair price for such invention.

Les inventions effectuées par le Salarié en dehors de son travail demeureront la propriété de celui-ci, sous la réserve expresse qu’elles n’aient pas été réalisées et/ou découvertes et/ou développées dans le cours de l’exécution de ses fonctions et/ou dans le domaine des activités de l’Employeur et/ou grâce à la connaissance ou à l’utilisation de techniques, moyens ou données procurés par l’Employeur. L’Employeur pourra alors revendiquer la propriété ou la jouissance de l’invention, mais devra verser un juste prix en contrepartie de cette invention.

All such disputes as may arise between the Employer and the Employee regarding the ownership, remuneration or price of the inventions created by the Employee shall be referred to the National Committee for Employee Inventions or to the Paris Court of First Instance.

Tous litiges entre l’Employeur et le Salarié relatifs à la propriété, à la rémunération ou au prix des inventions créées par le Salarié seront soumis à la Commission Nationale des Inventions de Salariés ou au Tribunal de Grande Instance de Paris.

Copyright and other creations

By definition, all intellectual creations made by the Employee during the performance of his duties, in connection with his duties and/or with the resources provided to him by the Employer, whether protectable by intellectual property rights or not, shall be deemed collective works belonging, from their creation, to the Employer and that may be disclosed under its name only.

Droits d’auteur et autres créations

Par définition, toutes créations intellectuelles réalisées par le Salarié dans l’exercice de ses fonctions, à l’occasion de ses fonctions et/ou avec les moyens de l’Employeur mis à sa disposition, qu’elles soient protégeables par les droits de propriété intellectuelle ou non, sont réputées être des œuvres collectives appartenant dès leur origine à l’Employeur et pouvant être divulguées sous son seul nom.

As soon as any such creations are made, the Parties agree to apply the following rights assignment clause to them:	Les Parties conviennent de soumettre lesdites créations dès le début de leur réalisation, à la clause de cession de droits ci-après détaillée :

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Purpose of the assignment

The Employee shall assign to the Employer, who accepts, on an exclusive basis and as and when they are created, the material and intellectual property rights (economic rights) to any creations and works of the mind he may make on the Employer’s behalf pursuant to his employment contract and that may or may not be eligible for copyright protection, the right to designs and all intellectual property rights in general.

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Objet de la cession

Le Salarié cède à titre exclusif au fur et à mesure de leur création, à l’Employeur qui l’accepte, la propriété matérielle et intellectuelle (droits patrimoniaux) des créations et œuvres de l’esprit qu’il sera amené à réaliser pour le compte de celui-ci dans le cadre de l’exécution de son contrat de travail, non protégeables ou protégeables par les droits d’auteur, le droit des dessins et modèles et d’une manière générale les droits de propriété intellectuelle.

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Scope of the assigned rights

These rights shall consist of all use, reproduction and performance rights, as well as registration, copy, adaptation, communication, translation, marketing and Internet broadcasting rights.

The Employee expressly waives his rights to withdraw and reconsider.

The assigned rights may be exercised directly by the Employer or transferred by it without having to refer to the Employee in any way whatsoever.

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Étendue des droits cédés

Ces droits sont constitués par la totalité des droits d’usage, de reproduction et de représentations, ainsi que des droits d’enregistrement, de copie, d’adaptation, de communication, de traduction, de commercialisation et de diffusion sur le réseau internet.

Le Salarié renonce expressément à l’exercice de ses droits de retrait et de repentir.

Les droits ainsi cédés pourront être exploités directement ou cédés par l’Employeur sans avoir à en référer au Salarié de quelque manière que ce soit.

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Nature, place and term

The Employee expressly assigns to the company which accepts, on an exclusive basis and as and when they are created, all of the aforementioned rights to any creations and works of the mind he may create pursuant to his employment contract, on a worldwide basis and for the entire duration of protection under French and international laws and current and future International Conventions, including any extensions of such durations.

It is expressly agreed that this assignment shall survive the termination of this employment contract for any reason whatsoever.

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Nature, lieu et durée

Le Salarié cède expressément à titre exclusif, au fur et à mesure de leur réalisation, l’ensemble des droits précités sur les créations et œuvres de l’esprit qu’il créera dans le cadre de son contrat de travail à la société qui les accepte, et ce pour tous les territoires du monde entier et pour la totalité de leurs durées de protection d’après les législations tant françaises qu’internationales et les Conventions Internationales actuelles et futures, y compris les prolongations éventuelles qui pourraient être apportées à ces durées.

Il est expressément entendu que cette cession perdurera au-delà de la fin du présent contrat, et ce qu’elle qu’en soit la cause.

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Guarantees to the assigned rights

The Employee guarantees full and peaceful enjoyment of all the rights assigned to the Employer. The Employer shall not be held liable for the breach of any obligations vis-à-vis third

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Garanties sur les droits cédés

Le Salarié garantit une jouissance paisible et complète sur l’ensemble des droits cédés à l’Employeur. Ce dernier ne pourra être tenu pour responsable des manquements aux obligations

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parties to whom the Employee may have previously assigned or granted a right to use the creation(s).

The Employee shall indemnify and hold the Employer harmless from any such direct, indirect or related harm as the Employer may sustain as a result of any infringement of third-party intellectual property rights further to the design, realization, performance or reproduction of the assigned creation.

dues aux tiers auxquels le Salarié aurait préalablement cédé ou concédé un droit d’utilisation sur la ou lesdites créations.

Le Salarié s’engage à garantir et à indemniser l’Employeur de tout préjudice tant direct qu’indirect ou connexe, que ce dernier serait amené à subir du fait du non-respect des droits de propriété intellectuelle appartenant à des tiers du fait de la conception, de la réalisation, de la représentation ou de la reproduction de la création cédée.

Remuneration

Except for the patentable inventions listed above and that might result in additional remuneration for the Employee, considering the Employer’s activity and the Employee’s current and future duties, the Parties agree that the assignment of the creations and/or works of the mind referred to in this Article shall not imply the habitual and automatic provision of additional remuneration to the Employee.

Rémunération

Hormis les inventions brevetables énumérées au point ci-dessus et susceptibles d’entraîner une rémunération supplémentaire du Salarié, compte tenu de l’activité de l’Employeur et de la mission actuelle et éventuellement future du Salarié, les Parties conviennent que la cession des créations et/ou œuvres de l’esprit visées dans le présent article n’imposent pas qu’il soit prévu de manière habituelle et automatique de rémunération supplémentaire au profit du Salarié.

On a case-by-case basis, the Employer may, as per the provisions of the French Intellectual Property Code, grant additional remuneration to the Employee.	Au cas par cas, l’Employeur pourra, selon les prescriptions du Code de la propriété intellectuelle, accorder une rémunération complémentaire au Salarié.

Protection of the creations and intellectual property rights

The Employee shall provide help and assistance to the Employer, at its request, for the filing, protection, maintenance, opposition and defense of the intellectual property rights or creations in any judicial, administrative or extra-judicial proceedings.

The Employee shall also assist the Employer, at its first request, in attesting and proving the validity of the assignment of the intellectual property right or creation concerned.

To this end, the Employee shall provide the Employer with any documents or explanations, shall sign any documents and carry out any formalities that may be necessary or useful in order to file, protect, maintain, prove, oppose and

Défense des créations et droits de propriété intellectuelle

Le Salarié s’engage à apporter son aide et son concours à l’Employeur, à la première demande de ce dernier, pour déposer, protéger, maintenir, opposer et défendre le droit de propriété intellectuelle ou création, dans toute procédure judiciaire, administrative ou extrajudiciaire.

Le Salarié s’engage également à assister l’Employeur, à la première demande de ce dernier, en vue d’attester et de prouver la validité de la cession du droit de propriété intellectuelle ou de la création concerné.

A cette fin, le Salarié fournira à l’Employeur tout document ou explication, signera tout document et remplira toute formalité qui pourraient être exigés ou utiles en vue de déposer, protéger, maintenir, prouver, opposer et défendre ledit droit de

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defend the intellectual property right or creation	propriété intellectuelle ou création.
Article 13 – Clients	Article 13 – Clients
It is expressly acknowledged by the Employee that the clients are those of the Company and that he has no claim with respect to their existence or development.	Il est expressément reconnu par le Salarié que la clientèle est celle de la Société et qu’il n’a aucun droit relativement à son maintien ou à son développement.
The Employee is prohibited from accepting any presents, special favours, in open or hidden form, from suppliers or customers.	Le Salarié s’interdit d’accepter tout présent, avantage particulier, explicitement ou implicitement, de la part de fournisseurs ou clients.
Moreover, the Employee is prohibited from giving preferential treatment of any kind to suppliers or customers due to common casual gifts or to provide them with any other special favours.	En outre, le Salarié s’interdit de donner un traitement préférentiel d’une quelconque manière, à des clients ou fournisseurs qui lui offrent des cadeaux ou avantages spéciaux.
Article 14 – Disloyal behaviour	Article 14 – Concurrence déloyale
The performance of the present employment contract involves a loyal behaviour from the Company and from the Employee.	L’exécution du présent contrat de travail implique un comportement loyal de la part de la Société comme du Salarié.
Therefore, the Employee expressly refrains from any disloyal behaviour vis-à-vis the Company.	En conséquence, le Salarié s’interdit de se livrer à tout acte de concurrence déloyale envers la Société.

Could, inter alia, be qualified as disloyal behaviour, the following:

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using documents, invoices, or mails presenting similarities with the Company’s;
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behaving in a way that creates confusion in a client’s mind concerning the actual identity of the service provider;
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to profit by using information acquired in the Company during his employment;
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obtain service contracts for personal benefit from knowledge of the rates charged within the Company;
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terminate client agreements with the Company with the intention of taking them back for personal account;
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Transferring Company files to any third party.

Est notamment susceptible de constituer un tel acte, le fait de :

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faire usage de documents, factures, ou courriers présentant de grandes similitudes avec ceux de la Société,
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avoir auprès d’un client un comportement de nature à créer une confusion sur l’identité du prestataire de service,
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utiliser à son profit des renseignements acquis au cours de ses fonctions,
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utiliser les ressources de la Société afin d’obtenir des contrats pour son compte personnel,
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mettre fin à des contrats clients dans l’intention de les reprendre pour son compte personnel,
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transférer les dossiers de la Société à un concurrent.

The Company reserves the right to prosecute the

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Employee and/or the third parties jointly responsible to obtain reimbursement for losses suffered.	La Société se réserve le droit de faire ordonner sous astreinte toute infraction à la présente clause et d’obtenir entière réparation du préjudice ainsi subi.
Article 15 – Prior notice	Article 15 – Préavis

Each of the parties has the right to terminate this contract, under the conditions provided by law, subject to compliance, except in cases of gross negligence, willful misconduct or force majeure, with a notice period determined in accordance with the provisions of the applicable collective bargaining agreement.

Chacune des parties a le droit de mettre fin au présent contrat, dans les conditions fixées à cet effet par la loi, sous réserve de respecter, sauf en cas de faute grave, de faute lourde ou de force majeure, un délai de préavis fixé conformément aux dispositions de la convention collective applicable.

Article 16 – Change of control and Contractual severance indemnity	Article 16 – Changement de contrôle et Indemnité contractuelle de rupture

It is specified that for the purpose of this Article, a change of control shall mean the occurence of any of the following events i) a sale, lease, or other disposition of all or substantially all of the assets of the Company ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate organisation, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganisation, own less than fifty percent (50%) of the outstanding voting power of the surviving entiy (and its parent) following the consolidation, merger or reorganisation, or iii) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company outstanding voting power is transferred.

Il est précisé qu’au sens du présent Article un changement de contrôle s’entend de la survenance de l’un quelconque des évenements suivants i) une vente, une location ou toute autre disposition de la totalité ou de la quasi-totalité des actifs de la Société ii) une consolidation ou une fusion de la Société avec ou dans toute autre société ou autre entité ou personne, ou toute autre entité juridique, dans laquelle les actionnaires de la Société, immédiatement avant cette consolidation, fusion ou reorganisation, détiennent moins de cinquante pour cent (50%) des droits de vote en circulation de la Société restante (et sa société-mère) après la consolidation, fusion ou reorganisation, ou iii) toute opération (ou série d'opérations connexes impliquant une personne ou une entité, ou un groupe de personnes ou d'entités affiliées) dans laquelle plus de cinquante pour cent (50%) des droits de vote en circulation de la Société sont transférés.

In the event of a change of control, the Company shall refrain from unilaterally modifying the Employee's function or remuneration or from unilaterally transferring his place of work outside France within twelve (12) months following the effective date of the change of control.

En cas de changement de contrôle, la Société s'interdit de modifier unilatéralement la fonction, la rémunération du Salarié ou de transférer unilatéralement son lieu de travail hors de France dans un délai de douze (12) mois suivant la date d’effet du changement de controle.

If the Company decides to terminate the employment contract of the Employee, except in the case of gross negligence or gross misconduct, or in case the Company and the Employee agree to the termination of the employment contract in

Si la Société prononce la rupture du contrat de travail du Salarié, hors le cas d’une faute grave ou lourde, ou si la Société et le Salarié conviennent de la rupture du contrat de travail du Salarié dans le cadre d’une rupture conventionnelle

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the framework of a mutual termination (“rupture conventionnelle homologuée”) and if this termination of the employment contract occurs within a period of twelve (12) months following a change of control affecting the Employer, the Employee will be entitled to a contractual severance indemnity equal to 12 (twelve) months of the gross base monthly salary he earned at the date of notification of the termination of his employment contract or at the date of the homologation of the mutual termination (“rupture conventionnelle homologuée”) of his employment contract, this sum including the amount of the conventional or legal severance indemnity.

homologuée, et si la rupture du contrat de travail intervient dans un délai de douze (12) mois suivant un changement de contrôle affectant l’Employeur, le Salarié pourra prétendre à une indemnité contractuelle de rupture égale à 12 (douze) mois du salaire mensuel brut de base qu’il percevait à la date de notification de la rupture de son contrat de travail ou à la date d’homologation de la rupture conventionnelle de son contrat de travail, ce montant incluant le montant de l’indemnité conventionnelle ou légale de licenciement.

If the Company decides to terminate the employment contract except in the case of gross negligence or gross misconduct, or in case the Company and the Employee agree to the termination of the employment contract in the framework of a mutual termination (“rupture conventionnelle homologuée”) and if this termination occurs from twelve (12) to twenty four (24) months following a change of control affecting the Employer, the Employee will be entitled to a contractual severance indemnity equal to 9 (nine) months of the gross base monthly salary he earned at the date of notification of the termination of his employment contract or at the date of the homologation of the mutual termination (“rupture conventionnelle homologuée”), this sum including the amount of the conventional or legal severance indemnity.

Si la Société prononce la rupture du contrat de travail, hors le cas d’une faute grave ou lourde, ou en cas de rupture conventionnelle homologuée du contrat de travail du Salariéet si cette rupture intervient dans un délai compris entre douze (12) et ving-quatre (24) mois suivant un changement de contrôle affectant l’Employeur, le Salarié pourra prétendre à une indemnité contractuelle de rupture égale à 9 (neuf) mois du salaire mensuel brut de base qu’il percevait à la date de notification de la rupture de son contrat de travail ou à la date d’homologation de la rupture conventionnelle de son contrat de travail, ce montant incluant le montant de l’indemnité conventionnelle ou légale de licenciement.

This contractual severance indemnity will be paid within 28 days following the termination date of the employment contract.	Cette indemnité contractuelle de rupture sera versée dans un délai de 28 jours suivant la date de fin du contrat de travail.

If the amount of the legal or conventional severance indemnity is at least equal to 9 (nine) or 12 (twelve), whichever is applicable, months' gross base salary, as described above, no additional sum will be paid.

Si le montant de l’indemnité légale ou conventionnelle de licenciement est au moins égale à 9 (neuf) ou à 12 (douze) mois de salaire brut de base, tel que visé ci-dessus, aucune somme complémentaire ne sera versée.

Article 17- Equity Incentive Plan(s)	Article 17- Plans d’attribution d’actions
If the termination of the employment contract occurs within a period of twenty four (24) months following a change of control affecting the Employer, any Stock Options or RSUs	Si la résiliation du contrat de travail intervient dans une période de ving-quatre (24) mois après un changement de contrôle affectant l'Employeur, toutes les stock options ou RSUs octroyées à

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granted to the Employee under an equity incentive plan adopted or to-be-adopted by the Company (a “Plan”) shall, to the extent not assumed by an acquirer, vest in full.

l'Employé dans le cadre du plan d’attribution d’actions mis en œuvre ou à mettre en oeuvre au sein de l’Employeur seront, dans la mesure où elles ne sont pas reprises par un acquéreur, entièrement acquises.

Article 18 – Use and return of the equipment and documents belonging to the Employer	Article 18 – Utilisation et restitution du matériel et documents appartenant à l’Employeur

Upon termination of the Employee’s employment contract, the Employee undertakes to return to the Employer all of the equipment that shall have been provided to him, as well as any documents, exhibits, samples, notes, ledgers, forms, outlines and drafts that may have been provided to the Employee or that he may have designed, collected or acquired in any manner whatsoever.

Lors de la rupture du contrat de travail du Salarié, le Salarié s’engage à retourner à l’Employeur tout équipement qui lui aura été confié, ainsi que tous les documents, pièces, échantillons, notes, registres, imprimés, brouillons, projets qui auraient été remis au Salarié ou qu’il a conçus, collectés ou acquis de quelque manière que ce soit.

Article 19 – Applicable law	Article 19 – Loi applicable
This addendum is governed by the laws and regulations in force in France.	Cet avenant est régi par les lois et règlements en vigueur en France.
Article 20– Collective bargaining agreement	Article 20 – Convention collective

For information purposes, it is specified that the collective bargaining agreement currently in force in France within the Employer is the national pharmaceutical industry collective bargaining agreement.

A titre d’information, il est précisé que la convention collective actuellement en vigueur au sein de l’Employeur en France est la convention collective nationale de l’industrie pharmaceutique.
Article 21 – Language	Article 21 – Langue
Only the French version shall be binding between the parties.	Seule la version française du présent avenant fait foi entre les parties.
Article 22 – Other contractual documents	Article 22 – Autres documents contractuels
It is specified that from June 16, 2021, which is the effective date of the employee's transfer to France, only the present addendum will apply.	Il est précisé qu’à compter du 16 juin 2021, date marquant le point de départ du transfert du salarié en France, seul le présent avenant aura vocation à s’appliquer.

It will replace any other contractual document and in particular the employment contract initially signed between the Company and the Employee as well as any contract or contractual document signed between the Employee and F-

Il se substituera à tout autre document contractuel et notamment au contrat de travail signé initialement entre la Société et le Salarié ainsi qu’à tout contrat ou document contractuel signé entre le Salarié et la société F-Star Therapeutics

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Star Therapeutics LLC, his previous employer, with the exception of the provisions of the F-Star Therapeutics Limited 2019 Equity Incentive Plan and the F-star 2015 Equity Incentive plan which shall remain applicable if these provisions do not contradict the mandatory provisions of French law which is applicable to this addendum.

LLC, son précédent employeur, à l’exception des dispositions du F-Star Thérapeutics Limited 2019 Equity Incentive Plan et du F-star 2015 Equity Incentive plan qui resteront en vigueur si ces dispositions ne contreviennent pas aux dispositions impératives du droit français qui est applicable au présent avenant.

Signed on in two original copies.	Signé le en deux exemplaires.
Each party acknowledges having received a signed original.	Chaque partie reconnaît avoir reçu un original signé.
/s/ Eliot R. Forster Eliot Forster CEO, F-star Therapeutics Inc. The Employer	/s/ Eliot R. Forster Eliot Forster CEO, F-star Therapeutics Inc. L’Employeur
/s/ Louis Kayitalire kayitalire	/s/ Louis Kayitalire kayitalire
Mr Louis Kayitalire The Employee	Monsieur Louis Kayitalire Le Salarié
(Signature must be preceded by the words “read and approved”and all pages must be initialed)	(Signature devant être précédée de la formule « lu et approuvé » et toutes les pages devant être paraphées)

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